Exhibit 10.12

Assignment from ELD to ECEI
ASSIGNMENT OF LEASE

This assignment of lease from Eastern Land Development LLC to Eastern Consolidated Energy, Inc. entered into this 15th day of October 2003 is hereby executed under the following terms and conditions.

Eastern Land Development LLC ("ELDLLC") hereby assigns those certain Coal Leases dated 3rd day of October 2003 known as the Dempsey Heirs (Mark & Lewis) Leases, subject to all terms and conditions of the said lease with Dempsey Heirs and is located in Martin County, Kentucky and said assignment being to Eastern Consolidated Energy, Inc.("ECEI"), a Kentucky Corporation located at 9900 W. Sample Rd. Suite 300, Coral Springs, FL 33065.

ECEI agrees to abide by all terms and conditions as stipulated in said lease.

IN WITNESS WHEREOF, have executed this assignment as of the 15th day of October 2003.

EASTERN LAND DEVELOPMENT LLC

/s/Larry Hunt
Larry Hunt, Member